Exhibit 10.6
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), by and between Charter Communications, Inc., a Delaware corporation (the “Company”), and David G. Ellen (“Executive”), is dated as of October 27, 2022 to extend and amend the terms of that certain Employment Agreement effective as of July 1, 2021 (the “Employment Agreement”).
RECITALS:

WHEREAS, it is the desire of the Company to retain the continued services of Executive by extending and amending the terms of the Employment Agreement for Executive to continue as the Company’s Senior Executive Vice President, and Executive desires to continue to serve the Company on the terms of the Employment Agreement as amended by this Amendment until December 1, 2023.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1.Clauses (iv) and (vii) of Section 1(o) of the Employment Agreement is hereby deleted in its entirety and words “Intentionally left blank” substituted therein.

2.Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

Employment Term. The Company hereby continues to employ Executive, and Executive hereby accepts continued employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Effective Date and terminating upon the earlier of (i) December 1, 2023 or such earlier date as mutually agreed, in writing (including electronically) by Executive and the Chief Executive Officer of the Company on behalf of the Company (such Date, the “Expiration of the Term”) and (ii) the Date of Termination as defined in Section 1(j).

3.Section 3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

(a)During the Term and subject to the reassignment of functions by the Chief Executive Officer, Executive shall serve as the Senior Executive Vice President of the Company and shall have the authorities, duties and responsibilities for overseeing (i) the following business and corporate functions: Policy (in partnership with Government Affairs), Spectrum Networks (including the RSNs and the local news and sports networks), Human Resources (including Diversity and Labor Relations), Communications and Security; and (ii) the legal group (x) supporting the Programming, Policy, Spectrum Networks, Product and Labor Relations functions as well as (y) handling regulatory compliance.

4.The first sentence of Section 11(b) of the Employment Agreement is hereby amended in its entirety to read as follows (with the remainder of Section 11(b) remaining unchanged and providing for the compensation and benefits upon a termination by Executive with Good Reason, upon the Expiration of the Term or by the Company without Cause):

Termination by Executive with Good Reason, upon Expiration of the Term or by Company without Cause. If prior to Expiration of the Term, Executive terminates his employment with Good Reason, the Company terminates Executive’s employment other than for Cause and other than for death or Disability, or if Executive’s employment terminates upon the Expiration of the Term (for the avoidance of doubt and as provided in Section 2, Executive shall be deemed to terminate employment as an Expiration of the Term upon the earlier of (i) Executive’s employment terminates prior to December 1, 2023 by mutual agreement by Executive and the Company and (ii) December 1, 2023), Executive will be entitled to receive: (i) all Annual Base Salary earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination and all accrued but unused vacation days at his per-business-day rate of Annual Base Salary in effect as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than ten (10) business days following the Date of Termination; (ii) all reasonable expenses incurred by Executive through the Date of Termination that are reimbursable in accordance with Section 8, which amount shall be paid in cash within thirty (30) calendar days after the submission by Executive of receipts; (iii) all Bonuses earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than sixty (60) calendar days following the Date of Termination (such amounts in clauses (i), (ii) and (iii) together, the “Accrued Obligations”).

5.Section 11(b) of the Employment Agreement is hereby amended by replacing the period at the end of clause (D) therein with a semicolon and the word “and” and by adding the following new clause (E) at the end thereof:

(E) notwithstanding any other term of this Agreement or any other agreement, plan or arrangement maintained or sponsored by the Company or its affiliates, including any stock option or equity incentive plan or award agreement between the Company and Executive (each, a “Plan”), (I) to the extent Executive’s rights or benefits under any Plan depend upon the reason for Executive’s termination of employment, the termination of Executive’s employment shall be treated as a termination by the Company without cause (or words of similar meaning) under any such Plan, and (II) Executive shall become vested in a pro-rata portion of any unvested stock options or other equity award (based on the number of days of the vesting period that has elapsed as of such termination) then held by Executive immediately prior to the Date of Termination, including without limitation, any equity awards granted to Executive during the fiscal year ending December 31, 2023.

6.Section 11(e) of the Employment Agreement is hereby deleted in its entirety and “Intentionally left blank” substituted therein.

7.Entire Agreement. This Amendment and the Agreement contains the entire agreement among the Parties with respect to its specific subject matter and supersedes any prior oral and written communications, agreements and understandings among the Parties concerning the specific subject matter hereof; provided that, except as otherwise specifically provided in this Amendment and the Agreement, no Plan is superseded by this Amendment and the Agreement. This Amendment may not be modified, amended, altered, waived or rescinded in any manner, except by written instrument signed by both of the Parties hereto that expressly refers to the provision of this Amendment that is being modified, amended, altered, waived or rescinded; provided, however, that the waiver by either Party of a breach or compliance with any provision of this Amendment shall not operate nor be construed as a waiver of any subsequent breach or compliance.

8.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment may also be executed by delivery of facsimile or “.pdf” signatures, which shall be effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date and year first above written.

CHARTER COMMUNICATIONS, INC.

By: /s/ Paul Marchand
Print Name: Paul Marchand
Title: Executive Vice President, Human Resources

EXECUTIVE

/s/ David G. Ellen
Name: David G. Ellen

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